Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2020 Third Quarter Results

SIMI VALLEY, Calif., March  3, 2020 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January 25, 2020.

•	Increased full year expectations for diluted earnings per share by $0.20 to between $1.55 and $1.75, and non-GAAP diluted earnings per share to between $1.67 and $1.87
•	Fiscal year-to-date revenue of $232 million, up 3 percent year-over-year

•	Funded backlog of $126.0 million

“The AeroVironment team delivered third quarter results consistent with our expectations, with revenue of $61.9 million, loss per diluted share of $0.04, and non-GAAP loss per diluted share of $0.01,” said Wahid Nawabi, AeroVironment president and chief executive officer.  “Revenue for the first three quarters grew three percent over last fiscal year to $232 million while we secured new international orders for our tactical UAS, achieved important milestones in our tactical missile systems and HAPS programs and laid the groundwork to execute our plan for the fourth quarter.  We remain very well positioned to deliver on our fiscal 2020 commitments and continue to create value for our stockholders and customers.”

FISCAL 2020 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2020 was $61.9 million, a decrease of 18% from third quarter fiscal 2019 revenue of $75.3 million. The decrease in revenue was primarily due to a decrease in product sales of $13.6 million.

Gross margin for the third quarter of fiscal 2020 was $23.5 million, a decrease of 23% from third quarter fiscal 2019 gross margin of $30.4 million. The decrease in gross margin was primarily due to a decrease in product margin of $7.8 million, partially offset by an increase in service margin of $1.0 million. As a percentage of revenue, gross margin decreased to 38% from 40%. The decrease in gross margin percentage was primarily due to an increase in intangible asset amortization expense associated with our acquisition of Pulse Aerospace in June 2019 and a  decrease in product revenue.

(Loss) income from continuing operations for the third quarter of fiscal 2020 was a loss of  $1.1 million, a decrease of 114%  from third quarter fiscal 2019 income from continuing operations of $7.8 million. The decrease in income from continuing operations was primarily a result of a decrease in gross margin of $6.9 million and an increase in research and development expense (“R&D”) of $3.3 million, partially offset by a decrease in selling, general and administrative (“SG&A”) expense of $1.2 million.

Other income, net for the third quarter of fiscal 2020 was $1.2 million compared to $2.2 million for the third quarter of fiscal 2019. The decrease in other income, net was primarily due to a decrease in transition services performed on behalf of the buyer of the discontinued Efficient Energy Systems (“EES”) business.

(Benefit from) provision for income taxes for the third quarter of fiscal 2020 was a benefit of  $38 thousand compared to a provision for income taxes of $0.9 million for the  third quarter of fiscal 2019. The decrease in provision for income taxes was primarily due to a decrease in income before income taxes.

Equity method investment loss, net of tax for the third quarter of fiscal 2020 was $1.2 million compared to $0.7 million for the third quarter of fiscal 2019. The equity method loss is associated with our investment in the HAPSMobile Inc. joint venture formed in December 2017.

Net (loss) income attributable to AeroVironment for the third quarter of fiscal 2020 was a loss of $1.0 million, a decrease from third quarter fiscal 2019 net income attributable to AeroVironment of $8.4 million.

Loss per diluted share from continuing operations attributable to AeroVironment for the third quarter of fiscal 2020 was $0.04 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the third quarter fiscal 2019 of $0.35.

Non-GAAP loss per diluted share from continuing operations was $0.01 for the third quarter of fiscal 2020 compared to Non-GAAP earnings per diluted share from continuing operations for the third quarter of fiscal 2019 of $0.35.

FISCAL 2020 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2020 was $232.1 million, an increase of 3% from the first nine months of fiscal 2019 revenue of $226.3 million. The increase in revenue was due to an increase in product sales of $7.3 million, partially offset by a decrease in service revenue of $1.5 million.

Gross margin for the first nine months of fiscal 2020 was $99.9 million, an increase of 9% from the first nine months of fiscal 2019 gross margin of $91.4 million. The increase in gross margin was primarily due to an increase in product margin of $8.2 million and an increase in service margin of $0.4 million. As a percentage of revenue, gross margin increased to 43% from 40%. The increase in gross margin percentage was primarily due to a favorable product mix,  partially offset by an increase in intangible asset amortization expense associated with our acquisition of Pulse Aerospace in June 2019.

Income from continuing operations for the first nine months of fiscal 2020 was $25.8 million, a decrease of 10%  from the first nine months of fiscal 2019 income from continuing operations of $28.7 million. The decrease in income from continuing operations was primarily a result of an increase in R&D expense of $8.3 million and an increase in SG&A expense of $3.1 million, partially offset by an increase in gross margin of $8.6 million.

Other income, net, for the first nine months of fiscal 2020 was $4.3 million compared to $13.9 million for the first nine months of fiscal 2019. The decrease in other income, net was primarily due to a one-time gain from a litigation settlement of $0.26 per diluted share in fiscal 2019 and a decrease in income from transition services performed on behalf of the buyer of the discontinued EES business.

Provision for income taxes for the first nine months of fiscal 2020 was $3.2 million compared to $4.7 million for the first nine months of fiscal 2019. The decrease in provision for income taxes was primarily due to the decrease in income before income taxes.

Equity method investment loss, net of tax, for the first nine months of fiscal 2020 was $3.4 million compared to $2.1 million for the first nine months of fiscal 2019 associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for the first nine months of fiscal 2020 was $23.6 million, a decrease from the first nine months of fiscal 2019 net income attributable to AeroVironment of $41.8 million. The first nine months of fiscal 2019 included a one-time gain from a litigation settlement of $0.26 per diluted share.

Earnings per diluted share from continuing operations attributable to AeroVironment for the first nine months of fiscal 2020 was $0.98 compared to $1.49 for the first nine months of fiscal 2019. The first nine months of fiscal 2019 included a one-time gain from a litigation settlement of $0.26 per diluted share.

Non-GAAP earnings per diluted share from continuing operations was $1.07 for the first nine months of fiscal 2020 compared to Non-GAAP earnings per diluted share from continuing operations for the first nine months of fiscal 2019 of $1.23.

BACKLOG

As of January 25, 2020,  funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $126.0 million compared to $132.5 million as of January 26, 2019.

FISCAL 2020 — OUTLOOK FOR THE FULL YEAR

For fiscal 2020, the Company continues to expect to generate revenue between $350 million and $370 million. The Company has revised its expectations and now expects to generate earnings per diluted share of between $1.55 and $1.75 and non-GAAP earnings per diluted share of between $1.67 and $1.87, which excludes acquisition related expenses and amortization of acquired intangible assets.  The Company previously expected earnings per diluted share of between $1.35 and $1.55 and non-GAAP diluted earnings per share of between $1.47 and $1.67.  This financial guidance assumes approximately 7% ownership of the HAPSMobile joint venture and includes the expected losses of Pulse Aerospace, which the Company acquired on June 10, 2019.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday March  3, 2020, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Kevin P. McDonnell, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 49371230 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the third fiscal quarter 2020, can be accessed at https://investor.avinc.com/events-and-presentations.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday March  3, 2020, at approximately 4:00 p.m. Pacific Time through March 10, 2020, at 11:59 p.m. Pacific Time.  Dial (888) 843-

7419 and enter the passcode 4937 1230#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; the impact of our recent acquisition of Pulse Aerospace, LLC and our ability to successfully integrate it into our operations;  product liability, infringement and other claims; changes in the regulatory environment; the impact of the outbreak related to the strain of coronavirus known as COVID-19 on our business operations; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains a non-GAAP financial measure.  See in the financial tables below the calculation of this measure, the reasons why we believe this measure provides useful information to investors, and a reconciliation of this measure to the most directly comparable GAAP.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2020	2019	2020	2019
	(Unaudited)
Revenue:
Product sales	$36,432	$50,024	$159,657	$152,393
Contract services (inclusive of related party revenue of $11,762 and $13,586 for the three months ended January 25, 2020 and January 26, 2019, respectively; and $37,491 and $37,981 for the nine months ended January 25, 2020 and January 26, 2019, respectively)	25,459	25,298	72,416	73,951
	61,891	75,322	232,073	226,344
Cost of sales:
Product sales	21,034	26,780	82,244	83,158
Contract services	17,361	18,150	49,895	51,806
	38,395	44,930	132,139	134,964
Gross margin:
Product sales	15,398	23,244	77,413	69,235
Contract services	8,098	7,148	22,521	22,145
	23,496	30,392	99,934	91,380
Selling, general and administrative	13,223	14,464	43,146	40,066
Research and development	11,381	8,087	30,948	22,631
(Loss) income from continuing operations	(1,108)	7,841	25,840	28,683
Other income:
Interest income, net	1,122	1,272	3,717	3,246
Other income, net	120	962	632	10,641
Income from continuing operations before income taxes	134	10,075	30,189	42,570
(Benefit from) provision for income taxes	(38)	946	3,203	4,724
Equity method investment loss, net of tax	(1,200)	(717)	(3,410)	(2,071)
Net (loss) income from continuing operations	(1,028)	8,412	23,576	35,775
Discontinued operations:
Gain on sale of business, net of tax expense of $2,463	—	—	—	8,452
Loss from discontinued operations, net of tax	—	(62)	—	(2,511)
Net (loss) income from discontinued operations	—	(62)	—	5,941
Net (loss) income	(1,028)	8,350	23,576	41,716
Net loss attributable to noncontrolling interest	20	19	27	40
Net (loss) income attributable to AeroVironment	$(1,008)	$8,369	$23,603	$41,756
Net (loss) income per share attributable to AeroVironment—Basic
Continuing operations	$(0.04)	$0.35	$0.99	$1.52
Discontinued operations	—	—	—	0.25
Net (loss) income per share attributable to AeroVironment—Basic	$(0.04)	$0.35	$0.99	$1.77
Net (loss) income per share attributable to AeroVironment—Diluted
Continuing operations	$(0.04)	$0.35	$0.98	$1.49
Discontinued operations	—	—	—	0.25
Net (loss) income per share attributable to AeroVironment—Diluted	$(0.04)	$0.35	$0.98	$1.74
Weighted-average shares outstanding:
Basic	23,821,145	23,687,672	23,790,788	23,643,866
Diluted	23,821,145	24,081,819	24,076,195	24,064,008

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 25,	April 30,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$131,496	$172,708
Short-term investments	148,502	150,487
Accounts receivable, net of allowance for doubtful accounts of $1,039 at January 25, 2020 and $1,041 at April 30, 2019	27,936	31,051
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $28,849 at January 25, 2020 and $9,028 at April 30, 2019)	77,411	53,047
Inventories	65,156	54,056
Prepaid expenses and other current assets	6,833	7,418
Income taxes receivable	—	821
Total current assets	457,334	469,588
Long-term investments	26,409	9,386
Property and equipment, net	19,877	16,905
Operating lease right-of-use assets	9,472	—
Deferred income taxes	8,296	6,685
Intangibles, net	14,357	459
Goodwill	6,340	—
Other assets	16,995	5,821
Total assets	$559,080	$508,844
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,269	$15,972
Wages and related accruals	17,636	18,507
Customer advances	10,633	2,962
Current operating lease liabilities	2,083	—
Income taxes payable	2,809	—
Other current liabilities	13,046	7,425
Total current liabilities	60,476	44,866
Deferred rent	—	1,173
Non-current operating lease liabilities	7,556	—
Other non-current liabilities	250	150
Deferred tax liability	29	29
Liability for uncertain tax positions	51	51
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at January 25, 2020 and April 30, 2019	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,995,109 shares at January 25, 2020 and 23,946,293 shares at April 30, 2019	2	2
Additional paid-in capital	180,051	176,216
Accumulated other comprehensive loss	69	2
Retained earnings	310,619	286,351
Total AeroVironment stockholders’ equity	490,741	462,571
Noncontrolling interest	(23)	4
Total equity	490,718	462,575
Total liabilities and stockholders’ equity	$559,080	$508,844

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	January 25,	January 26,
	2020	2019
Operating activities
Net income	$23,576	$41,716
Gain on sale of business, net of tax	—	(8,452)
Loss from discontinued operations, net of tax	—	2,511
Net income from continuing operations	23,576	35,775
Adjustments to reconcile net income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	7,107	5,530
Loss from equity method investment	3,410	2,071
Provision for doubtful accounts	(2)	(33)
Other non-cash gain, net	(719)	—
Non-cash lease expense	3,453	—
Gains on foreign currency transactions	—	(10)
Deferred income taxes	(946)	(1,214)
Stock-based compensation	4,751	5,599
(Gain) loss on sale of property and equipment	(71)	51
Amortization of debt securities	(1,291)	(941)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,245	22,817
Unbilled receivables and retentions	(24,364)	(34,760)
Inventories	(10,766)	(12,954)
Income tax receivable	821	—
Prepaid expenses and other assets	216	(1,791)
Accounts payable	(1,301)	(10,645)
Other liabilities	7,947	(2,598)
Net cash provided by operating activities of continuing operations	15,066	6,897
Investing activities
Acquisition of property and equipment	(8,504)	(6,806)
Equity method investments	(9,551)	—
Business acquisition, net of cash acquired	(18,641)	—
Proceeds from sale of business	—	31,994
Proceeds from sale of property and equipment	81	—
Redemptions of held-to-maturity investments	166,917	191,455
Purchases of held-to-maturity investments	(162,517)	(211,120)
Redemptions of available-for-sale investments	41,150	2,250
Purchases of available-for-sale investments	(59,297)	—
Net cash (used in) provided by investing activities from continuing operations	(50,362)	7,773
Financing activities
Principal payments of capital lease obligations	—	(154)
Tax withholding payment related to net settlement of equity awards	(1,009)	(1,033)
Exercise of stock options	93	71
Net cash used in financing activities from continuing operations	(916)	(1,116)
Discontinued operations
Operating activities of discontinued operations	—	(7,250)
Investing activities of discontinued operations	—	(452)
Net cash used in discontinued operations	—	(7,702)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(36,212)	5,852
Cash, cash equivalents, and restricted cash at beginning of period	172,708	143,517
Cash, cash equivalents, and restricted cash at end of period	$136,496	$149,369
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$518	$6,777
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $51	$—	$57
Change in foreign currency translation adjustments	$67	$(32)
Acquisitions of property and equipment included in accounts payable	$263	$58

AeroVironment, Inc.

Reconciliation of non-GAAP (Loss) Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019

(Loss) earnings per diluted share from continuing operations	$(0.04)	$0.35	$0.98	$1.49
Acquisition related expenses	0.01	-	0.03	-
Amortization of acquired intangible assets	0.02	-	0.06	-
One-time gain from a litigation settlement	-	-	-	(0.26)
(Loss) earnings per diluted share from continuing operations as adjusted (Non-GAAP)	$(0.01)	0.35	$1.07	$1.23

Reconciliation of Forecasted Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2020
Forecasted earnings per diluted share	$1.55 - 1.75
Acquisition related expenses	0.03
Amortization of acquired intangible assets	0.08
Forecasted earnings per diluted share as adjusted (Non-GAAP)	$1.67 - 1.87

Statement Regarding Non-GAAP Measures

The non-GAAP measure set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that this measure provides useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers.  In addition, management uses this non-GAAP measure to measure our operating and financial performance.

We exclude the acquisition-related expenses and amortization of acquisition-related intangible assets in fiscal 2020 and the one-time gain from a litigation settlement in fiscal 2019 because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805)  520-8350

ir@avinc.com